Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

Flotek Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(c)	76,286,918	$1.04	$79,338,394.72	0.0001102	$8,743.09
	Total Offering Amounts (Primary and Secondary Offering)					$79,338,394.72		$8,743.09
	Total Fees Previously Paid							---
	Total Fee Offsets							---
	Net Fee Due							$8,743.09

(1)	Consists of: (a) 63,182,079 shares of common stock issuable upon the conversion of 10% Convertible PIK Notes issued to ProFrac Holdings II, LLC pursuant to the Securities Purchase Agreement, dated February 16, 2022, by and between Flotek Industries, Inc. and ProFrac Holdings II, LLC; and (b) 13,104,839 shares of common stock issuable upon the exercise of Pre-Funded Warrants to Purchase Common Stock issued to ProFrac Holdings II, LLC pursuant to the Securities Purchase Agreement, dated June 17, 2022, by and between Flotek Industries, Inc. and ProFrac Holdings II, LLC. . In accordance with Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers an indeterminate number of additional shares of common stock that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high ($1.07) and low ($1.01) sales price of the Company’s common stock as reported on the New York Stock Exchange on October 12, 2022, which date is within five business days prior to filing this registration statement.